Promissory Note

$96,000.00	June 16, 2005

For value received, ST. JOSEPH, INC., of Tulsa, Oklahoma, (herein referred to as ‘maker’) promises to pay to the order of JOHN H. SIMMONS, (herein referred to as ‘payee’) at such place within Denton County, Texas as payee designates in writing, in lawful money of the United States of America, the principal sum of Ninety-Six Thousand and No/100 Dollars ($96,000).

Payment of this note shall be as follows: The $96,000 loan will bear a 10% per annum interest rate paid quarterly. Loan will be repaid by St. Joseph, Inc. at its discretion on or before June 16, 2006.

Maker may prepay this note in whole or in whole or in part with out penalty or surcharge at any time prior to the maturity date.

Maker hereby severally waives presentment for payment, notices of nonpayment, protest and notice of protest, and agrees that extensions of the time for payment may be granted without notice. In case of legal proceedings to collect this note, maker agrees to pay all court costs, including reasonable attorneys’ fees, to payee as prevailing parties in the suit.

IN WITNESS WHEREOF, this agreement is signed this 16th day of June 2005

/s/ Kenneth L. Johnson
Kenneth L. Johnson, Secretary
St. Joseph, Inc.
4870 S. Lewis, Ste. 250
Tulsa, OK 74105